Exhibit 3.3

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

STERLING FINANCIAL CORPORATION

(CONVERTIBLE PARTICIPATING VOTING PREFERRED STOCK, SERIES B)

Sterling Financial Corporation, a corporation organized and existing under the laws of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington thereof, does hereby submit for filing these Articles of Amendment and does hereby certify:

FIRST: The name of the corporation is Sterling Financial Corporation.

SECOND: The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the restated articles of incorporation as amended and bylaws of the Corporation (collectively, the “Governing Documents”) and applicable law, adopted the following resolutions on August 24, 2010 (the “Resolution Date”) creating a series of convertible participating voting Preferred Stock of the Corporation designated as “CONVERTIBLE PARTICIPATING VOTING PREFERRED STOCK, SERIES B.”

RESOLVED, that, pursuant to the provisions of the Corporation’s restated articles of incorporation as amended, bylaws and applicable law, a series of convertible participating voting preferred stock (the “Series B Preferred Stock”), no par value per share, is hereby created, and that the Board of Directors hereby fixes the voting and other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock.

RESOLVED FURTHER, that each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number and Designation; Fractional Shares. 3,418,300 shares of the authorized and unissued shares of preferred stock of the Corporation (the “Preferred Stock”) shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock shall have no par value per share. The Corporation may issue fractional interests in and/or fractional shares of Series B Preferred Stock. Each holder of a fractional interest in a share of Series B Preferred Stock shall be entitled, proportionately, to all the rights, preferences and privileges of the Series B Preferred Stock.

2. Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights upon dissolution, liquidation or winding-up of the Corporation rank (i) senior to the Corporation’s common stock, no par value per share (the “Common Stock”), and to all other classes or series of equity securities of the Corporation the terms of which expressly provide that such security ranks junior to the Series B Preferred Stock with respect to dividend rights, rights of redemption or rights upon liquidation, dissolution or winding-up of the Corporation (the securities described in this clause (i), the “Junior Securities”) and (ii) on parity with any class or series of equity securities of the Corporation the terms of which do not expressly provide that such security shall rank either senior or junior to the Series B Preferred Stock with respect to dividend rights, rights of redemption and rights upon liquidation, dissolution or winding-up of the Corporation, including the Corporation’s Series D Convertible Participating Voting Preferred Stock (the “Series D Preferred Stock”) except that the Series B Preferred Stock shall rank senior to the Series D Preferred Stock in respect of its right to receive Additional Dividends (the securities described in this clause (ii), the “Parity Securities”). The respective definitions of Junior Securities and Parity Securities shall also include any options, warrants and any other rights exercisable into, exchangeable for or convertible into any Junior Securities or Parity Securities, as the case may be.

3. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, (i) non-cumulative dividends and any other distributions, whether payable in cash, securities or any other form of property or assets in the amount determined as set forth in Section 3(b) and (ii) Additional Dividends (as defined below) in the amount determined as set forth in Section 3(c). Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series B Preferred Stock as specified in this Section 3 (subject to the other provisions herein).

(b) Subject to Section 3(a)(i), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a dividend in respect of Common Stock, then the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the holders of the Series B Preferred Stock, on the same dates on which such dividend is declared or paid, as applicable, on the Common Stock, a dividend in an amount per share of Series B Preferred Stock (such amount, the “Deemed Conversion Dividend”) equal to the product of (x) the per share dividend declared and paid in respect of each share of Common Stock and (y) the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the then-current Conversion Rate. Any dividend or distribution payable on the Series B Preferred Stock pursuant to this Section 3(b) shall be paid in the same form of consideration (whether cash, securities or any other form of property or assets, as the case may be) as the corresponding dividend or distribution on the Common Stock.

(c) In the event (and only in the event) that the Shareholder Approvals have not been received within 120 days of the closing of the various recapitalization transactions to occur at or around the Resolution Date (the “Approval Deadline”), then in addition to any dividends payable pursuant to Sections 3(a)(i) and 3(b), holders of Series B Preferred Stock shall be entitled to receive cumulative cash dividends at a per annum rate of 15% on the stated amount of $92.00 per share of Series B Preferred Stock (the “Additional Dividend”). Additional Dividends, if the Shareholder Approvals have not been received by the Approval Deadline, shall begin to accrue and be cumulative from the Approval Deadline.

(d) Dividends payable pursuant to Section 3(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock. Additional Dividends, if any, shall be payable quarterly in arrears on each Additional Dividend Payment Date, commencing with the first such Additional Dividend Payment Date to occur at least 30 calendar days after the Approval Deadline. In the event that the Additional Dividend Payment Date would otherwise fall on a day that is not a business day, the dividend payment due on that date shall be postponed to the next day that is a business day and no additional dividend shall accrue as a result of that postponement. No dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Sections 3(b) and (c) are paid at the same time in respect of the Series B Preferred Stock. “Additional Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year. The period from and including any Additional Dividend Payment Date to, but excluding, the next Additional Dividend Payment Date, is a “Dividend Period”; provided, that the initial Dividend Period shall be the period from and including the Approval Deadline, but excluding the next Additional Dividend Payment Date.

(e) Additional Dividends that are payable pursuant to Section 3(a) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends, if any, payable on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Each dividend payable pursuant to this Section 3 shall be payable to holders of record as they appear in the records of the Corporation at the close of business on the same record date, which, for dividends contemplated by Section 3(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and, for dividends contemplated by Section 3(c), shall be the 15th calendar day immediately preceding such Additional Dividend Payment Date or such other record date fixed by the Corporation’s Board of Directors that is not more than 60 nor less than 10 days prior to such Additional Dividend Payment Date. Any such record date shall be a record date whether or not such day is a business day.

(f) So long as any shares of the Series B Preferred Stock are outstanding, (1) no dividend or distribution shall be declared or paid, or set apart for payment, on any Junior Securities and (2) no Junior Securities shall be, directly or indirectly, purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries, nor shall any funds be set apart for any such repurchase, redemption or other acquisition, through a sinking fund or otherwise, unless, in each case, the dividend to be due on the shares of Series B Preferred Stock upon payment of such dividend, distribution, purchase, redemption or other acquisition is contemporaneously declared and paid in full (or has been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B Preferred Stock on the applicable record date). The foregoing limitations shall not apply to (i) redemptions, purchases or other acquisitions of shares of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan and (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto.

(g) So long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. To the extent the Corporation declares dividends on the Series B Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other. No interest shall be payable in respect of any dividend payment on shares of Series B Preferred Stock that may be in arrears.

(h) If a Mandatory Conversion Date is prior to the record date for the payment of any dividend on the Common Stock, the holders of the shares of Series B Preferred Stock shall not have the right to receive any corresponding dividends on the Series B Preferred Stock. If a Mandatory Conversion Date is after the record date for any declared dividend and prior to the payment date for that dividend, the holder of a share of Series B Preferred Stock shall receive that dividend on the relevant payment date if such holder was the holder of record on the record date for that dividend. This section (3)(h) shall apply to dividends payable pursuant to both Section 3(b) and Section 3(c).

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the Corporation’s assets or proceeds thereof (whether capital or surplus) available for distribution to the Corporation’s Shareholders, subject to the rights of any of the Corporation’s creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or any other stock ranking junior to the Series B Preferred Stock as to such distribution, payment of $4.60 per share plus an amount equal to the sum of (x) declared but unpaid dividends and (y) accrued Additional Dividends, if any, in each case, to and including the date of liquidation (the “Liquidation Preference”).

(b) If in any distribution described in Section 4(a), the Corporation’s assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with the Series B Preferred Stock as to such distribution, then holders of the Series B Preferred Stock and the holders of such other stock shall share ratably (based on the relative Liquidation Preference of the Series B Preferred Stock and such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) For purposes of Section 4(a), the merger or consolidation of the Corporation with any other Person, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange for cash, securities or other property of all or substantially all of the assets of the Corporation, in each case shall not constitute a liquidation, dissolution or winding-up of the Corporation.

(d) If the amount required under Section 4(a) has been paid in full to all holders of Series B Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with the Series B Preferred Stock as to such distribution have been paid in full, the holders of other of the Corporation’s stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences; provided, that if the amount of such assets or proceeds to be distributed with respect to a number of shares of the Corporation’s Common Stock equal to the then-current Conversion Rate (the “As-converted Liquidation Amount”) exceeds $4.60 per share, then holders of Series B Preferred Stock shall be entitled to receive, for each share of Series B Preferred Stock, an additional amount (the “Liquidation Participation Amount”) out of such assets or proceeds such that the As-converted Liquidation Amount equals the sum of the Liquidation Preference plus the Liquidation Participation Amount, after making appropriate adjustment such that the holders of Series B Preferred Stock, the Series D Preferred Stock and any other Parity Securities receive the same amount on an as-converted basis as the holders of a number of shares of Common Stock equal to the then-current conversion rate applicable to each of the Series B Preferred Stock, the Series D Preferred Stock and any other Parity Securities.

5. Redemption. The Series B Preferred Stock shall not be redeemable at the Corporation’s option at any time or subject to repurchase at the option of the holders of the Series B Preferred Stock at any time.

6. Conversion.

(a) Subject to Section 6(d), effective as of the close of business on the first business day after the date on which the approval of each of the Shareholder Proposals (such approval, the “Shareholder Approval”) has been obtained (such date, the “Mandatory Conversion Date”), each share of the Series B Preferred Stock shall automatically convert into shares of Common Stock at a conversion rate, subject to adjustment pursuant to Section 7, of 460 shares of common stock for each share of Series B Preferred Stock (the “Conversion Rate”). “Shareholder Proposals” means a proposal to amend the restated articles of incorporation, as amended, of the Corporation to increase the number of authorized shares of Common Stock to 10,000,000,000 or such larger number as the Board of Directors determines in its reasonable judgment is necessary to comply with any obligations of the Corporation pursuant to any agreement entered into in connection with certain recapitalization transactions to occur at or around the Resolution Date.

(b) Upon occurrence of the Mandatory Conversion Date, the Corporation shall provide the Shareholder Approval notice specified in Section 11.

(c) Effective immediately prior to the close of business on the Mandatory Conversion Date, dividends shall no longer be declared on any share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any declared and unpaid dividends on such share to the extent provided in Section 3(h) and any other payments to which such holder is otherwise entitled pursuant to this Section or Section 8(a). No allowance or adjustment to the Conversion Rate, except pursuant to Section 7, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any Mandatory Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Mandatory Conversion Date, shares of Common Stock or other securities issuable upon conversion of any share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and, subject to the two immediately preceding sentences, holders of Series B Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B Preferred Stock.

Notwithstanding anything to the contrary herein, a holder of Series B Preferred Stock shall be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock pursuant to this Section 6 to the extent (but only to the extent) that at such time such holder (i) does not own, and is not deemed for applicable bank regulatory purposes to own, securities of the Corporation in excess of the Ownership Limit, or (ii) transfers such shares of Series B Preferred Stock in a Widely Dispersed Offering, upon which transfer such shares of Series B Preferred Stock shall be immediately convertible into such shares of Common Stock by the transferee. If any delivery of shares of Common Stock owed to a holder upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that the requirements of this Section 6(d) are met. For the avoidance of doubt, these limitations shall not limit the number of shares of Series B Preferred Stock the Corporation may cause to be converted, or otherwise constrain in any way the Corporation’s ability to exercise its right to cause Series B Preferred Stock to be converted, pursuant to this Section 6. “Ownership Limit” means, at the time of determination, 24.9% of any class of voting securities of the Corporation outstanding at such time. Any calculation of the percentage ownership of a holder of Series B Preferred Stock of the outstanding voting securities of the Corporation for purposes of this definition shall be made in accordance with 12 C.F.R. 225 et seq. “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Widely Dispersed Offering” means (i) a widespread public distribution, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of the Corporation or (ii) a transfer to a transferee that would control more than 50% of the voting securities of the Corporation without any transfer from the Investor.

(d) No fractional shares of Common Stock shall be issued to any holder of Series B Preferred Stock upon conversion of the Series B Preferred Stock. In lieu of fractional shares otherwise issuable, holders of Series B Preferred Stock shall be entitled to receive an amount in cash equal to the fraction of a share of Common Stock calculated on an aggregate basis in respect of the shares of Series B Preferred Stock converted by such holder multiplied by the Last Reported Sale Price of the Common Stock on the Mandatory Conversion Date. “Last Reported Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from a nationally recognized investment banking firm (unaffiliated with the Corporation) selected by the Corporation for this purpose.

(e) The Person or Persons entitled to receive the Common Stock issuable upon conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. In the event that a holder of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares of Common Stock should be delivered, the Corporation shall be entitled to register and deliver such shares of Common Stock, and make such payment, in the name of the holder (as of the close of business on the Mandatory Conversion Date) and in the manner shown on the records of the Corporation.

(f) Shares of Series B Preferred Stock duly converted in accordance with this Section 6 or otherwise reacquired by the Corporation shall, upon the effectiveness of such conversion or reacquisition, resume the status of authorized and unissued shares of preferred stock of the Corporation, undesignated as to series and available for future issuance, and all other rights of the holders of such shares of Series B Preferred Stock shall terminate, in each case, irrespective of whether the certificates of Series B Preferred Stock have been surrendered to the Transfer Agent in accordance with Section 11 below.

(g) On the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

7. Anti-dilution Adjustments. The Conversion Rate shall be subject to adjustment, without duplication, under the following circumstances:

(a)(i) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 × (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such issuance

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such issuance

(ii) A subdivision or combination of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 × (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect immediately prior to the effective date of such share subdivision or combination

CR1	=	the Conversion Rate in effect immediately after the opening of business on the effective date of such share subdivision or combination

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision or combination

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such share subdivision or combination

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(b) The issuance to all holders of Common Stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants

However, the Conversion Rate shall be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration. “Current Market Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ National Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ National Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 7. “Dispute Resolution Procedures” means a procedure that applies in the event that a determination of the Board of Directors is disputed by the holder of the Series B Preferred Stock, or if there is more than one such holder, by holders of a majority of the Series B Preferred Stock. The Board of Directors and such holder or holders, as applicable, shall mutually agree upon the determinations then the subject of appraisal or evaluation. If within 30 days after the Dispute Resolution Procedures are invoked, the parties (it being understood that for this purpose, holders of a majority of the Series B Preferred Stock shall be deemed a party) are unable to agree upon the amount or matter, as applicable, in question, an independent evaluator shall be chosen within 10 days thereafter by the mutual consent of the parties or, if the parties fail to agree upon the appointment of an evaluator, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised or evaluated as applicable. Within 5 days following the appointment of the evaluator, each of the parties shall submit its determination of the amount or matter, as applicable, in question to the evaluator and to each other. Each of the parties shall have 15 days following receipt of the other party’s determination to submit a written rebuttal of such determination to the evaluator. Within 30 days following his or her appointment, the evaluator shall render a decision, which decision shall be limited to awarding only one of the two such determinations as the final determination with respect to such matter. The costs of conducting any Dispute Resolution Procedures shall be borne by the holder or holders of the Series B Preferred Stock, as applicable, requesting such Dispute Resolution Procedures, except that (A) any costs incurred by the Board of Directors shall be borne by the Corporation and (B) if such Dispute Resolution Procedures shall result in a determination that is disparate by 5% or more from the Board of Director’s initial determination, all costs of conducting such Dispute Resolution Procedures shall be borne by the Corporation.

(c) The dividend or other distribution to all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) or (e) below) in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price as of the Record Date

FMV	=	the fair market value (as reasonably determined by the Board of Directors, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures) on the Record Date of the shares of capital stock of the Corporation, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of the Corporation of, or similar equity interests in, a subsidiary or other business unit of the Corporation, (i.e., a spin-off) that are, or, when issued, shall be, traded on a U.S. national securities exchange, then the Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 × (FMV0 + MP0) / MP0

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

FMV0	=	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value (as reasonably determined by the Board of Directors, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures) of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date

MP0	=	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

“Trading Day” means a day on which the shares of Common Stock: (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(d) If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (the “expiration date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × [FMV + (SP1 × OS1)] / (SP1 × OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the expiration date

CR1	=	the Conversion Rate in effect immediately after the expiration date

FMV	=	the fair market value (as reasonably determined by the Board of Directors, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares

SP1	=	the Closing Price per share of the Common Stock on the expiration date.

(e) To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date with respect to any shares of Series B Preferred Stock or Common Stock, each share of Common Stock issued upon conversion of the Series B Preferred Stock shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights plan, as the same may be amended from time to time. If, however, on the Mandatory Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan and the holders of the Series B Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series B Preferred Stock, then the Conversion Rate shall be equally and ratably adjusted at the time of the separation, subject to readjustment in the event of the expiration, termination or redemption of such rights. For the avoidance of doubt, if on the Mandatory Conversion Date, any such rights have already separated from the shares of Series B Preferred Stock in accordance with the provisions of the applicable shareholder rights plan, such rights shall not be cancelled by virtue of the conversion of Series B Preferred Stock into shares of Common Stock.

(f) Certain Determinations. For purposes of any computation of any adjustment required under this Section 7:

(i) adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur;

(ii) except as provided herein, if any event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder;

(iii) all adjustments to the Conversion Rate pursuant to this Section 7 shall be calculated to the nearest 1/10,000th of a share of Common Stock; and

(iv) no adjustment to the Conversion Rate shall be made if holders of Series B Preferred Stock may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 3(b) hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(g) Notice of Adjustments. Upon the occurrence of each adjustment to the Conversion Rate, the Corporation shall promptly compute such adjustment in accordance with the terms hereof and furnish to the holders of the Series B Preferred Stock a written notice setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

(h) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Series B Preferred Stock, other than actions described in this Section 7, which may adversely affect the rights, preferences, or limitations of any holder thereof, the Conversion Rate for the Series B Preferred Stock shall be adjusted for such affected holder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board of Directors shall reasonably determine to be equitable in the circumstances, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures.

8. Reorganization Events.

(a) In the event that, prior to the Mandatory Conversion Date with respect to any shares of Series B Preferred Stock, there occurs:

(i) any consolidation or merger of the Corporation with or into another Person pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person, as applicable;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, subject to the terms and provisions of this Section 8, be converted, effective as of the close of business on the Reorganization Conversion Date, into the type and amount of securities, cash and other property receivable in such Reorganization Event (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of the number of shares of Common Stock into which one share of Series B Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series B Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”). In the event that a Reorganization Event involves common stock as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to the average of the closing prices of such common stock for the ten Trading Day period ending immediately prior to the consummation of such Reorganization Event. “Reorganization Conversion Date” means, with respect to the shares of Series B Preferred Stock of any holder thereof, the date of the consummation of the Reorganization Event or, if later, the first date on which all regulatory approvals of an applicable holder of Series B Preferred Stock with respect to the conversion of such shares shall have been obtained or made.

(b) Immediately prior to the close of business on the Reorganization Conversion Date, each converting holder of Series B Preferred Stock shall be deemed to be the holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such holder’s Series B Preferred Stock in accordance with clause (i) or (ii) of Section 8(a), notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person. Upon notice from the Corporation, each holder of Series B Preferred Stock so converted shall promptly surrender to the Corporation or its transfer agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

(c) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the consideration that the holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.

9. Voting Rights.

(a) The holders of the Series B Preferred Stock shall be entitled to vote (i) together with the holders of the Common Stock of the Corporation and any other class or series of stock of the Corporation that is entitled to vote together with such Common Stock holders on the Voting Matters, voting together as a single class, in the election of directors and on all other matters submitted to the vote of shareholders of the Corporation (such matters, together with the election of the directors, the “Voting Matters”), except for those matters for which a series or class vote is required by applicable law or by the terms of a class or series of stock. Each share of Series B Preferred Stock shall have, on such matters submitted to the vote of shareholders, the number of votes, or fraction of a single vote, per share equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the then-current Conversion Rate and (ii) on any matters required by law.

(b) In addition, so long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single, separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, whether or not such approval is required by Washington law:

(A) the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, except that the holders of the Series B Preferred Stock shall have no right to vote under this provision or under Washington law (including RCW 23B.11.035) if the Corporation shall have complied with Section 8 with respect to such transaction;

(B) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Governing Documents (including these Articles of Amendment) that would alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect them adversely;

(C) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Governing Documents to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the

Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding-up of the Corporation, thereby adversely affecting the rights, preferences or limitations of the Series B Preferred Stock; or

(D) the voluntary liquidation, dissolution, or winding up of the Corporation.

provided, however, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up shall not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provision of Washington law (including RCW 23B.10.040(1)(a)), holders of Series B Preferred Stock shall have no right to vote solely by reason of such an increase, creation or issuance.

The holders of Series B Preferred Stock shall have one vote per share of Series B Preferred Stock on any matter on which holders of Series B Preferred Stock are entitled to vote as a single, separate class.

(c) Notwithstanding the foregoing, the holders of the Series B Preferred Stock shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

10. No Preemptive Rights. No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

11. Notice of Shareholder Approval. The Corporation shall notify the holders of the status of the Shareholder Approval on the business day immediately succeeding the date on which the Shareholder Approval has been received or the date on which the Shareholder Approval has been sought but not received, as applicable. If the Shareholder Approval has been received, such notice shall state (i) that such business day is the Mandatory Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock and (iii) instructions regarding the surrender of certificates of Series B Preferred Stock for Common Stock to the Transfer Agent. “Transfer Agent” has the meaning provided in Section 15 below.

12. Use of Acquired Shares. The Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).

13. Free and Clear Delivery. All shares of Common Stock or other securities delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).

14. Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

15. Transfer Agent. The duly appointed Transfer Agent for the Series B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders.

16. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation; provided, that the Corporation shall not be required to issue any additional certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in the immediately preceding sentence, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

17. Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable, on account of the transfer of such Series B Preferred Stock, in respect of the issuance or delivery of shares of Series B Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

18. Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt thereof and (b) (i) for notices sent within the United States, three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this amendment to the Articles of Incorporation) with postage prepaid or (ii) for notices sent outside the United States, two business days after the sending thereof if sent by recognized next day courier service, in any such case, addressed: (A) if to the Corporation, to its office at 111 North Wall Street, Spokane, WA 99201 (Attention: Secretary) or to the Transfer Agent at its office at 59 Maiden Lane, Plaza Level, New York, NY 10038 (Attn: Reorganization Department), or other agent of the Corporation designated as permitted by this amendment to the Articles of Incorporation, or (B) if to any holder of Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (C) to such other address and by such other means as the Corporation or any such holder of Series B Preferred Stock, as the case may be, shall have designated by notice similarly given.

19. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

20. Maturity. The shares of Series B Preferred Stock shall be perpetual unless converted in accordance with these Articles of Amendment.

21. Transfer Restrictions. Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Internal Revenue Code of 1986 (the “Code”) and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived such restrictions in respect of all transfers in accordance with Section 26 below:

(a) Except as otherwise provided in this subparagraph (a), no individual or Entity (including for the avoidance of doubt the U.S. Government) other than the Corporation shall, except as provided in Section 22(a) below, transfer to any individual or Entity any direct or indirect interest in the Series B Preferred Stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other Entity or individual to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage. Nothing in this Section shall preclude the settlement of any transaction with respect to the Series B Preferred Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the securities involved in such transaction, and the Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of these Articles of Amendment in respect of such transaction. Unless a transferor has actual knowledge that a transfer by it is prohibited by this subparagraph (a), (i) such transferor shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, (ii) such transferor shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section and (iii) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages, including, without limitation, for breach of warranty of the transferor implied by applicable law as to the effectiveness and rightfulness of the transfer.

(b) Except as otherwise provided in this subparagraph (b), no Five-Percent Shareholder shall, except as provided in Section 22(b) below, transfer to any individual or Entity any direct or indirect interest in any Series B Preferred Stock owned by such Five-Percent Shareholder without the prior approval of the Board of Directors. Nothing in this Section shall preclude the settlement of any transaction with respect to the Series B Preferred Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the transferor of Series B Preferred Stock in violation of the preceding sentence shall remain subject to the provisions of this Section in respect of such transaction and liable to the Corporation for any damages incurred as a result of such transfer. Unless a transferee has actual knowledge that a transfer to it is prohibited by this subparagraph (b), such transferee shall have no liability whatsoever to the Corporation or such Five-Percent Shareholder in respect of any losses or damages suffered by the Corporation or such Five-Percent Shareholder as a result of such transfer and neither the Corporation nor such Five-Percent Shareholder shall have any cause of action or rights against such transferee in respect of such losses or damages. Unless a Five-Percent Shareholder has actual knowledge (after commercially reasonable investigation) that a transfer by it is prohibited by this subparagraph (b), (i) such Five-Percent Shareholder shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such Five-Percent Shareholder in respect of such losses or damages, (ii) such Five-Percent Shareholder shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section and (iii) such transferee shall have no cause of action or rights against the Five-Percent Shareholder in respect of such losses or damages, including, without limitation, for breach of warranty of the Five-Percent Shareholder implied by applicable law as to the effectiveness and rightfulness of the transfer.

(c) The Expiration Date is subject to extension for up to three (3) additional years (i.e., until August 26, 2013) if the Board of Directors determines in its reasonable discretion that the extension of the transfer restrictions provided in subparagraphs (a) and (b) of this Section 21 is necessary to preserve the value of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder.

22. General Provisions.

(a) The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or any subsidiary of the Corporation.

(b) The term “Person” as used herein means any corporation, limited liability Corporation, partnership, trust, organization, association, other entity or individual.

(c) The headings of the sections of this amendment to the Articles of Incorporation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

THIRD: These Articles of Amendment to the Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: These Articles of Amendment to the Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation on August 24, 2010.

FIFTH: No shareholder action was required.

SIXTH: These Articles of Amendment are effective upon filing with the Secretary of State of Washington.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sterling Financial Corporation has caused these Articles of Amendment to be signed by Daniel G. Byrne, its Executive Vice President, Assistant Secretary and Chief Financial Officer, this 24th day of August, 2010.

Sterling Financial Corporation

By:	/s/ Daniel G. Byrne
Name:	Daniel G. Byrne
Title:	Executive Vice President, Assistant Secretary and Chief Financial Officer